Exhibit 10.1

EMPLOYMENT AGREEMENT
between
SUPERIOR ENERGY SERVICES, INC.
and
DAVID D. DUNLAP
Dated as of April 28, 2010

EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), entered into and effective as of April 28, 2010 (the “Effective Date”), is by and between Superior Energy Services, Inc., a Delaware corporation (the “Company”), and David D. Dunlap (the “Executive”).
WITNESSETH:
     WHEREAS, the Company desires to attract and retain well-qualified executive officers and to assure itself of the continuity of its management; and
     WHEREAS, Executive’s experience, knowledge and reputation are valuable to the Company; and
     WHEREAS, the Company desires to employ Executive, and Executive desires to become employed by the Company on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the Company and Executive hereby agree as follows:
     1. Employment. The Company shall employ Executive on the terms and subject to the conditions set forth in this Agreement.
     2. Position and Duties.
          (a) Executive shall be employed as Chief Executive Officer. Executive shall perform such duties, consistent with Executive’s status as an executive officer of the Company elected by the Company’s Board of Directors (the “Board”), as the Board may prescribe from time to time.
          (b) Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time for its executive officers and employees, including, without limitation, its Code of Business Ethics and Conduct (the “Code of Business Conduct”).
          (c) Executive shall, during the period of Executive’s employment, devote Executive’s full business time, energy, and best efforts to the Company’s business and affairs. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of duties hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Executive’s business time. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or any of its subsidiaries or interfere with Executive’s performance of his duties hereunder. Executive will annually provide the Compensation Committee of the Board a list of the boards of organizations not affiliated with the Company on which he serves.

          (d) Executive represents (and the Board relies on Executive’s representation) that he knows of no impediments or restraints that would prevent Executive from entering into this Agreement and that Executive’s entering into and performing his duties under this Agreement will not breach, to Executive’s knowledge, any contract to which Executive is a party or violate any confidentiality or non-competition agreement or policy to which Executive is subject. A misrepresentation under this Section 2(d) constitutes a breach of this Agreement.
     3. Term.
          (a) Subject to the terms of this Agreement, Executive’s employment with the Company hereunder shall continue until April 27, 2013 (the “Term”). On or before April 27, 2012, the Compensation Committee of the Board of Directors (the “Compensation Committee”) intends to negotiate an extension of this Agreement or a new agreement. If on or before April 27, 2012, the parties do not agree on an extension of the Term of this Agreement or enter into a new agreement, Executive’s employment with the Company shall be deemed terminated pursuant to Section 5(a)(iv) (discretionary by Company) on April 27, 2013, or may be terminated on such earlier date as the Company designates under Section 5(a)(iv).
          (b) Following Executive’s ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.
     4. Compensation and Benefits. Executive shall be entitled to the compensation and other benefits provided in this Section 4 during the Term of this Agreement.
          (a) Salary. The Company shall pay to Executive a minimum annualized base salary of $825,000 (such annualized base salary, as it may be increased from time to time as provided herein, the “Base Salary”), which shall be paid in equal semi-monthly installments according to the Company’s regular payroll practices for its executive officers. The Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Any increase in Base Salary shall not serve to limit or reduce any other Company obligation to Executive hereunder. At no time during the Term of this Agreement shall the Base Salary of Executive, as increased from time to time, be reduced without the prior written consent of Executive.
          (b) Incentive Bonus. Executive shall be eligible to earn an annual bonus under the Company’s annual incentive plan (the “Bonus”). The Compensation Committee shall approve the Company’s performance goals under the annual incentive plan, as well as the target level and maximum bonus opportunity for Executive and the extent to which Executive’s performance goals shall include a personal performance element. For each fiscal year, the target Bonus will be 100% of Executive’s actual Base Salary paid during the part of that year in which this Agreement was in effect and the maximum Bonus will be 200% of Executive’s actual Base Salary paid during the part of that year in which this Agreement was in effect, the exact amount of which the Board shall determine based on the Executive’s achievement of performance objectives for each year, as the Board establishes after its review with the Executive of the Company’s operating budget, financial position, and business prospects for such fiscal year.
          (c) Long-Term Incentives. During the Term, Executive shall be eligible for option, restricted stock, performance share unit and other stock-based incentive grants under the Company’s long-

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term incentive program that (i) are commensurate with Executive’s office and position in the Company and (ii) in no event will be less valuable or favorable than the grants made to any other executive officer of the Company for any year. Subject to the foregoing the Compensation Committee shall approve the mix of stock-based incentive grants, vesting and performance goals, as well as the target percentage for Executive; provided, however, that initially, pursuant to the terms of the Company’s long-term incentive programs (as the Board may amend them from time to time), Executive shall be granted a number of shares of restricted stock that have a value of $1,500,000 on the Effective Date, options to purchase a number of shares of the Company’s common stock that have a value of $1,500,000 on the Effective Date, and 30,000 performance share units. Executive acknowledges and agrees that such awards are subject to the terms of the Company’s long-term incentive award agreements, including their forfeiture provisions.
          (d) Savings, Retirement and Other Incentive Plans. Executive shall be eligible to participate in all savings, retirement and other incentive plans generally available to the Company’s executive officers.
          (e) Welfare Benefit Plans. Executive and Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under all medical, long-term disability and other welfare benefit plans and programs generally available to the Company’s executive officers.
          (f) Automobile. The Company shall either provide an automobile allowance in the initial amount of $1,500 per month or make available to Executive an automobile for Executive’s use in the discharge of his duties, and such automobile shall be maintained at the Company’s expense, each according to the Company’s policies and practices for its executive officers.
          (g) Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary expenses Executive incurs in performing services hereunder, provided that such expenses are incurred and accounted for according to the Company’s policies and practices as in effect from time to time.
          (h) Vacations. Executive shall be excused from rendering his services during reasonable vacation periods for not more than a total of 20 business days per year and during other reasonable temporary absences according to the Company’s policies and practices for its executive officers. Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive officers generally.
     5. Termination.
          (a) Termination by the Company. The Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
          (i) On Executive’s death.
          (ii) On Executive’s incapacity or unavailability because of a physical or mental illness, injury, or such other condition that prevents him from performing, in the Board’s sole discretion, the essential functions of his duties under this Agreement, with or without reasonable accommodation.

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          (iii) For Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment on:
          (A) Executive’s willful failure to perform the material duties of his position hereunder to the Board’s satisfaction, Executive’s willful failure to comply with or support the Board’s decisions to the Board’s satisfaction, instructions, or initiatives, or Executive’s breach or threatened breach of this Agreement, if in each case Executive does not correct such failure or breach (if correctable) within 30 days after the Company delivers written notice of such failure or breach to Executive;
          (B) Executive’s willful violation of the Code of Business Conduct, which violation Executive does not correct to the Board’s satisfaction (if correctable) within 30 days after the Company delivers written notice of such violation to Executive; or
          (C) Executive’s commission of any criminal act involving moral turpitude or a felony, which results in an indictment or conviction.
Notwithstanding the foregoing, Company shall not have Cause to terminate Executive’s employment unless the Company delivers to Executive a Board resolution adopted by an affirmative vote of at least a majority of the Board members during the course of a Board meeting called and held (after reasonable notice to Executive and an opportunity for Executive and Executive’s counsel to be heard by the full Board) for the purpose of determining Cause finding that Executive was guilty of conduct constituting Cause and specifying the details thereof.
          (iv) For any other reason whatsoever in the Board’s sole discretion, provided the Board gives Executive 90 days advance written notice compliant with Section 5(c) (the “Notice of Employment Termination”).
          (b) Termination by Executive. Executive may terminate his employment, under this Agreement at any time for any of the following reasons:
          (i) For Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment if:
          (A) without Executive’s prior written consent, there is a material reduction in Executive’s authority, duties or responsibilities with the Company from that set forth in Section 2, and including a material reduction of such authority, duties or responsibilities as they may increase from time to time, if in each case Company does not correct such failure or breach (if correctable) within 30 days after the Executive delivers written notice of such failure or breach to Company;
          (B) without Executive’s prior written consent, the Company fails in a material way to fulfill its obligations under Sections 4(a)-(d) or there is a

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material reduction in annual cash bonus incentive opportunities (whether in one reduction or cumulatively);
          (C) without Executive’s prior written consent, the Company requires Executive to be based at any office representing a material change in location from the Company’s office at which Executive was based before the Change of Control, excluding travel reasonably required in the performance of Executive’s duties hereunder (for purposes of this Agreement, a change in location to an office that is both more than 100 miles from Executive’s office before the change and more than 100 miles from Executive’s home shall be deemed to be a material change in location, unless a greater distance is required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury regulations thereunder, in which case such greater distance shall be substituted for 100 miles); or
          (D) without Executive’s prior written consent, in connection with a Change of Control, the Company fails to obtain the express assumption by any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, prior to the effectiveness of any such succession, of the obligation to perform this Agreement to the same extent as the Company would have been required to perform the Agreement if no succession had occurred.
          (ii) For any other reason whatsoever in Executive’s sole discretion, provided Executive gives the Board 90 days advance written notice compliant with Section 5(c) (the “Notice of Employment Termination”). If Executive terminates his employment with the Company solely under this Section 5(b)(ii) (and not for any reason under Section 5(b)(i)), Executive shall forfeit (whether or not vested) a pro-rata number of shares of restricted stock, stock options, and performance share units granted under Section 4(c) based on the number of full or partial months remaining under the Term of this Agreement divided by the number of months or partial months that constitute the entire Term of this Agreement.
     For purposes of the Good Reason events specified in Section 5(b)(i), Good Reason shall not exist unless and until: (a) Executive provides written notice to the Company of the existence of the Good Reason event or circumstance and (b) the Company fails to remedy the Good Reason event or circumstance to Executive’s satisfaction within 30 days from the Company’s receipt of such notice.
          For purposes of this Agreement, the term “Change of Control” shall have the meaning assigned to it in Appendix B.
          (c) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive, other than termination as a result of Executive’s death, shall be communicated by written Notice of Employment Termination to the other party hereto according to Section 10, which notice shall indicate the specific termination provision in this Agreement relied on, the effective date Executive’s employment terminates and set forth in reasonable detail

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the facts and circumstances claimed to provide a basis for Executive’s employment termination under the provision so indicated.
     6. Compensation on Termination.
          (a) Except as provided in this Section 6, if Executive’s employment is terminated pursuant to Section 5, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination, and Executive (or his estate) shall be entitled to receive:
          (i) Executive’s Base Salary through the date of termination;
          (ii) any incentive compensation due Executive if, under the terms of the relevant compensation arrangement, such incentive compensation was due and payable to Executive on or before the date of termination;
          (iii) those benefits that are provided by welfare benefit plans and programs adopted and approved by the Company for Executive that, under the terms of the relevant plans and programs, are earned and vested and payable on or before the date of termination;
          (iv) any rights Executive (or his estate) may have under any stock option, restricted stock, performance share unit or any other stock-based award; and
          (v) medical and similar employee welfare benefits, the continuation of which is required by applicable law or as provided in the applicable welfare benefit plan.
          (b) If Executive’s employment under this Agreement is terminated by Executive for Good Reason at any time, or by the Company within two years after a Change in Control (as determined in Section 5(b) above) for any reason other than those specified in Section 5(a)(i) (death), (ii) (incapacity) or (iii) (Cause), then, in addition to any other amounts payable to Executive:
          (i) the Company shall pay to Executive, in one lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination (except as otherwise specified in Section 16(a)), an amount equal to three times (3x) the sum of (a) the Base Salary then in effect and (b) the greater of (x) the average annual bonus paid to Executive (without reduction for any amounts Executive deferred under any savings, deferred compensation, retirement or other incentive plan) for the three fiscal years preceding the year in which Executive’s employment is terminated or (y) the target bonus for Executive in the Company’s annual incentive plan for the then-current fiscal year;
          (ii) for two years after the date of Executive’s employment termination, or such longer period as any plan, program or arrangement may provide, the Company shall continue benefits to Executive and Executive’s family (if applicable) at least equal to those that would have been provided to them according to the plans, programs and arrangements described in Section 4(e), and according to Treasury Regulation Section 1.409A-3(i)(1)(iv), if Executive’s employment had not been

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terminated (group health coverage shall be provided by the Company’s payment of the monthly cost of coverage Executive elects pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan, and such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, to the extent required by law; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (however, if Section 16(a) applies, then: (1) any taxable benefits provided to Executive under this subparagraph (ii) (with the exception of group health benefits) during the six month period following Executive’s termination shall be limited to the amount specified by Code Section 402(g)(1)(b) for the year of the termination; (2) Executive shall pay the Company for the costs of any benefits that exceed the amount specified in the prior clause during the six month period following Executive’s termination; and (3) the Company shall reimburse Executive for such costs during the seventh month after Executive’s termination); and
          (iii) the Company shall provide Executive at the Company’s sole expense, outplacement services during the one year period following Executive’s employment termination at a cost of up to $10,000, the provider of which Executive shall select in Executive’s sole discretion.
          (c) If Section 6(b) does not apply and if the Company terminates Executive’s employment under this Agreement pursuant to Section 5(a)(ii) (incapacity) or (iv) (discretionary), then in addition to any other amounts payable to Executive:
          (i) Either
          (A) if the termination occurs during the first 12 months of the Term, the Company shall pay to Executive in one lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination (except as otherwise specified in Section 16(a)), an amount equal to two times (2x) the sum of (a) the Base Salary then in effect and (b) the target bonus for Executive in the Company’s annual incentive plan for the current fiscal year; or
          (B) if the termination occurs after the first 12 months of this Agreement, the Company shall pay to Executive in one lump-sum payment on the first business day occurring on or after the 30th day after the date of such termination (except as otherwise specified in Section 16(a)), an amount equal to the greater of: (1) the number of full and partial calendar months remaining in the Term as of the date of termination divided by 12, multiplied by the sum of (a) the Base Salary then in effect and (b) the greater of (x) the average annual bonus paid to Executive (without reduction for any amounts Executive deferred under any savings, deferred compensation, retirement or other incentive plan) for the three fiscal years preceding the year in which Executive’s employment is terminated (excluding any year in which a bonus was not paid other than for failure to

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achieve performance goals) or (y) the target bonus for Executive in the Company’s annual incentive plan for the then-current fiscal year; or (2) the sum of (a) the Base Salary then in effect and (b) the greater of (x) the average annual bonus paid to Executive (without reduction for any amounts Executive deferred under any savings, deferred compensation, retirement or other incentive plan) for the three fiscal years preceding the year in which Executive’s employment is terminated or (y) the target bonus for Executive in the Company’s annual incentive plan for the then-current fiscal year; and
          (ii) for the remaining period in the Term as of Executive’s employment termination date, or such longer period as any plan, program or arrangement may provide, the Company shall continue benefits to Executive and Executive’s family (if applicable) at least equal to those that would have been provided to them according to the plans, programs and arrangements described in Section 4(e), and according to Treasury Regulation Section 1.409A-3(i)(1)(iv), if Executive’s employment had not been terminated (group health coverage shall be provided by the Company’s payment of the monthly cost of coverage Executive elects pursuant to COBRA, or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan, and such premiums, including any premiums paid on Executive’s behalf beyond the COBRA period, will be imputed to Executive as income, as required by law; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (however, if Section 16(a) applies, then: (1) any taxable benefits provided to Executive under this subparagraph (ii) (with the exception of group health benefits) during the six month period following Executive’s termination shall be limited to the amount specified by Code Section 402(g)(l)(b) for the year of the termination; (2) Executive shall pay the Company for the costs of any benefits that exceed the amount specified in the prior clause during the six month period following Executive’s termination; and (3) the Company shall reimburse Executive for such costs during the seventh month after Executive’s termination).
          (d) The foregoing notwithstanding, however, Executive shall not be entitled to the additional payments under Section 6(b) or 6(c) unless Executive executes and delivers to the Company the Company’s form of waiver and general release (substantially in the form attached hereto as Appendix C) within the time both specified in the release and so the Company can make payment to Executive on the dates provided above and within the time provided by Treasury Regulation Section 1.409A-1(b)(4) or to otherwise comply with Code Section 409A.
          (e) Executive shall not be entitled to the additional payments under Section 6(b) or 6(c) if the Board terminates Executive’s employment solely because of a Material Adverse Change. The term “Material Adverse Change” means the Company’s bankruptcy or insolvency.
          (f) Payments under this Agreement will be reduced to the extent necessary to prevent such payments, together with any other payments made to Executive, from being “excess parachute payments” under Code Section 280G according to the terms and conditions set forth in Appendix A hereto.

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     7. Nondisclosure.
          (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (i) “Company’s Business” means any of the following: (a) manufacturing, selling or renting specialized tools or equipment for use with onshore and offshore oil and gas well drilling, completion, production, workover, fishing and related activities; (b) providing oil and gas well intervention services, including, without limitation, coiled tubing, electric wireline, mechanical wireline, pumping and stimulation, artificial lift, well control, snubbing, recompletion, engineering, well evaluation and related services; (c) providing oilfield decommissioning or plugging and abandonment services; (d) chartering or operating liftboats or other similar oilfield service vessels; (e) providing oilfield waste management and environmental cleaning services; and (f) acquiring, producing, developing and operating mature offshore oil and gas producing properties in the Gulf of Mexico.
          (ii) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned was not known by or available to Executive through means other than his employment by the Company and is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information such persons know through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including, without limitation, (a) information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software; (b) information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which Executive conceived, made, developed or acquired, individually or in conjunction with others, during Executive’s employment by the Company that relate to the Company’s Business; (c) ideas, prospects, proposals or other opportunities relating to the Company’s Business that any third party originated and brought to Executive’s attention during his employment by the Company; and (d) internal notes and memoranda relating to any of the foregoing.

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          (b) Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the Company’s benefit all Confidential Information obtained by Executive through Executive’s employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the Company’s exclusive benefit. At the termination of Executive’s employment, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except on the Company’s prior written authorization or as may be required by law or legal process, and (ii) to deliver promptly to the Company or, with the prior agreement of the Company, to delete any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. If any applicable law or any court order would require Executive to disclose or otherwise make available any Confidential Information, Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.
          (c) Non-Disparagement Covenant. Throughout the term of this Agreement and for 12 months thereafter, Executive and the Company each agree that neither shall engage in, directly or through another, any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation or good will of (i) the Company, (ii) its management, products or services, or (iii) Executive; however, it is expressly understood that neither this paragraph nor any other term of this Agreement is intended to or shall have the effect of precluding Executive or the Company from good faith compliance with federal or state laws or regulations requiring factual disclosures concerning Executive or the Company.
          (d) Injunctive Relief. The parties acknowledge that the intentional, significant and material breach of any of paragraph (b) or (c) of this Section 7 may cause immediate and irreparable harm for which an adequate monetary remedy does not exist; hence, the parties agree that, if a breach of paragraphs (b) or (c) of this Section 7 during or after the Term, shall entitle the non-breaching party to seek injunctive relief to restrain any violation of such paragraphs without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law, if (i) the enforcing party first provides written notice to the breaching party of the details of the alleged breach and, within 14 days and following good faith negotiations, Executive and the Company are unable to satisfactorily resolve the alleged breach, and (ii) the alleged breach is intentional, significant and material. Subject to Section 9 (concerning arbitration), nothing herein shall be construed as prohibiting the Company or Executive from pursuing any other remedy at law or in equity to which each may be entitled under applicable law if either breaches this Agreement, including, but not limited to, enforcing any party’s separate obligations to the other (such as, for example, any option or restricted stock agreement), recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach, and actual damages sustained as a result of any such breach. The prevailing party in any court action shall be entitled to recover reasonable and necessary attorneys’ fees and costs, including costs for expert witnesses.

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          (e) Executive’s Understanding of this Section. The provisions of this Section 7 are supplemental to and do not supersede Executive’s obligations under applicable law, regulation, or policy. Executive understands and acknowledges that the Company has made substantial investments in its business, including its goodwill and Confidential Information. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 7 is greater than any hardship Executive might experience by complying with its terms. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7.
     8. Successors. This Agreement and all Executive’s rights hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     9. Arbitration. Except as otherwise specifically provided in this Agreement, the Company and Executive agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement according to the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a single arbitrator. The arbitration shall take place in New Orleans, Louisiana. The Executive and the Company agree that the decision of the arbitrator shall be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen and either party notifies the other that they are at an impasse. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration. Any and all charges that may be made for the cost of the arbitration and the fees of the arbitrator shall be determined according to the applicable AAA Rules for the resolution of Employment Disputes. Any court having jurisdiction may enter a judgment on the award rendered by the arbitrator. If there is litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). If for any reason, the parties are not required to arbitrate a dispute, the parties agree to waive any right they may have to a jury trial. Notwithstanding this Section 9, either party may, if it so chooses, bring an action in any court of competent jurisdiction solely for injunctive relief to enforce this Agreement.
     10. Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:
     If to Executive:
David D. Dunlap
6 Hampton Lodge
The Woodlands, TX 77381

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     If to the Company:
Lead Director of the Board of Directors
Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, Louisiana 70130
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only on receipt.
     11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such Company officer as the Company’s Board may specifically designate and this Agreement is expressly referenced therein. No waiver by either party of any breach or lack of compliance by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. Each party participated in the drafting of this Agreement and no inference shall be made against either party in its interpretation.
     12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Neither party shall be in breach of this Agreement if subsequent law changes make any provision unenforceable or illegal. The parties agree to negotiate in good faith any modifications that may be necessary to comply with future law changes.
     13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and replaces and merges any previous agreements or discussions relating to Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
     15. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes required to be withheld pursuant to any applicable law or regulation.
     16. Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Code Section 409A and applicable Treasury regulations (“Section 409A”):
          (a) If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 16, any payments payable as a result of Executive’s employment termination (other than death or disability) shall not be payable before

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the earlier of (i) the date that is six months after Executive’s employment termination, (ii) the date Executive dies, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 16 shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s employment termination and paying such accumulated amounts at the earliest date that complies with the requirements of Section 409A. Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Code Section 416(i) (without regard to Code Section 416(i)(5)) as of December 31 of the preceding year.
          (b) If any provision of the Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A. For example, no payments shall be triggered by a “termination” under this Agreement unless there has been a “separation from service” under Treasury Regulation Section 1.409A-1(h).
     17. Governing Law. This Agreement shall be construed and enforced according to and governed by Louisiana law without regard to principles of conflict of laws.
     18. Non-Assignability. This Agreement shall not be assignable by Executive. Neither Executive nor any other person acting on Executive’s behalf shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable under this Agreement, or any part thereof. Nothing herein limits to Company’s right to assign or transfer this Agreement to a successor entity.
[signatures appear on the following page]

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Employment Agreement

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Terence E. Hall
Terence E. Hall
Chairman of the Board and
Chief Executive Officer

EXECUTIVE

/s/ David D. Dunlap
David D. Dunlap

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APPENDIX A
A.	If any payment or benefit received or to be received by Executive in connection with a Change in Control or Executive’s employment termination (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Code Section 4999, (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary to prevent such payments, together with any other payments made to Executive, from being “excess parachute payments” under Code Section 280G.

B.	All determinations required to be made under this Appendix A and the assumptions to be utilized in arriving at such determinations (consistent with this Appendix A), shall be made by the Company’s independent registered public accounting firm (the “Accountants”). The Accountants shall provide Executive and the Company with detailed supporting calculations within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive any Total Payments. If the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding on the Company and Executive.

C.	For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Code Section 280G, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3)) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax.

D.	All terms not otherwise defined in this Appendix A are intended to have the meanings ascribed to them elsewhere in this Agreement.

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APPENDIX B
     Change of Control. Terms not defined in the Appendix B shall have the meanings assigned to them in the Company’s 2009 Stock Incentive Plan.
     A. A Change of Control shall mean:
          (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:
          (a) any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section A.(iii) hereof) of Common Stock directly from the Company,
          (b) any acquisition of Common Stock by the Company,
          (c) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
          (d) any acquisition of Common Stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section A.(iii) hereof; or
          (ii) individuals who, as of January 1, 2010, constituted the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or
          (iii) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:
          (a) the individuals and entities who were the beneficial owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the

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election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and
          (b) except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and
          (c) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
          (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     For purposes of this Appendix B, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.
     B. Upon a Change of Control of the type described in clause A.(i) or A.(ii) of this Appendix B or immediately prior to any Change of Control of the type described in clause A.(iii) or A.(iv) of this Appendix B, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the applicable Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level without the necessity of action by any person. As used in the immediately preceding sentence, ‘immediately prior’ to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the grantee to take all steps reasonably necessary (i) if an optionee, to exercise any such option fully and (ii) to deal with the shares purchased or acquired under any such option or other Incentive and any formerly restricted shares on which restrictions have lapsed so that all types of shares may be treated in the same manner in connection with the Change of Control as the shares of Common Stock of other stockholders.
     C. No later than 30 days after a Change of Control of the type described in subsections A.(i) or A.(ii) of this Appendix B and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections A.(iii) or A.(iv) of this Appendix B, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant:

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          (i) require that all outstanding options, SARs or Other Stock-Based Awards be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and Other Stock-Based Awards and all rights of participants thereunder shall terminate,
          (ii) make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),
          (iii) provide for mandatory conversion of some or all of the outstanding options, SARs, restricted stock units, or Other Stock-Based Awards held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options and Other Stock-Based Awards shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, SAR, restricted stock unit or Other Stock-Based Award, as defined and calculated below, over the exercise price of such options or the exercise or base price of such SARs, restricted stock units or Other Stock-Based Awards or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess; provided, however, that no such mandatory conversion shall occur if it would result in the imposition of a penalty on the participant under Section 409A of the Code as a result of such cash payment or issuance of securities, or
          (iv) provide that thereafter, upon any exercise or payment of an Incentive that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Incentive in lieu of the number of shares of Common Stock then covered by Incentive, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Incentive.
     D. For the purposes of paragraph (iii) of Section C., the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:
          (i) the per share price to be paid to stockholders of the Company in any such merger, consolidation or other reorganization,
          (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place,
          (iii) in all other events, the Fair Market Value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, or
          (iv) in the event that the consideration offered to stockholders of the Company in any transaction described in this Appendix B consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

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APPENDIX C
RELEASE AGREEMENT
     This Release Agreement (the “Agreement”) is entered into between David D. Dunlap (“Executive”) and Superior Energy Services, Inc. (“Superior”).
     Executive enters into this Agreement in consideration of the agreement by Superior to pay Executive the amount specified in Section 6(b) of the Employment Agreement (the “Employment Agreement”) between David D. Dunlap and Superior Energy Services, Inc. dated [insert date] (the “Consideration”).
     In exchange for the Consideration, the sufficiency of which Executive acknowledges, Executive, on behalf of Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, grants the following release to the following “Released Parties”: Superior and all of Superior’s corporate parents, subsidiaries, affiliates (whether or not incorporated), stockholders, owners, predecessors, successors, assigns, officials, board of directors, individual directors, employees, agents, representatives, insurers, reinsurers, heirs, executors, administrators, legal representatives, descendants, ascendants and collaterals and every other related person or entity that or who might be, or might hereafter become liable.
     Save and except for (i) Superior’s obligations under the Employment Agreement that survive Executive’s employment termination, (ii) any claims that are nonwaivable as a matter of law, (iii) Superior’s and its insurers’ or reinsurers’ obligations to hold harmless, defend and indemnify Executive under its Directors & Officers liability policy or policies for acts or omissions by Executive in the course and scope of his employment, (iv) Superior’s obligations under this Agreement, and (v) any vested rights under and health or welfare plan governed by ERISA, which rights will continue to be governed by the terms of the plan documents, Executive RELEASES, ACQUITS and DISCHARGES the Released Parties from any and all waivable claims, demands, suits, liabilities or causes of action of whatever nature, whether known or not known, suspected, or claimed, or based on facts that now are either known or not known to Executive, including, but not limited to claims arising under all laws of the United States, Louisiana, Texas, or of any

David D. Dunlap Release Agreement	Page 1	DDD

other state, including the Louisiana Wage Payment Law (Louisiana Revised Statutes 23:631-32), the Employee Retirement Income Security Act of 1974, the Internal Revenue Code of 1986, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Workers’ Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Louisiana Employment Discrimination Law (Louisiana Revised Statute 23:301 et seq.), the Louisiana Whistleblower provisions (Louisiana Revised Statutes 23:967, 30:2027), any worker’s compensation statute, and all other local, state, and federal statutory, constitutional and common law rules and restrictions that may have afforded Executive a cause of action against the Released Parties for front pay, back pay, any other wages or employee compensation, employee benefits, reinstatement of employment, Executive’s tax liability on the amount paid pursuant to this Agreement, breach of fiduciary duty, misrepresentation, false representation, fraud, estoppel, waiver, detrimental reliance, court costs, attorneys’ fees, liquidated damages, punitive damages, consequential damages, compensatory damages, penalties, injunctive relief, and/or any other recoverable categories in law or equity that Executive has ever had, now has, or may hereinafter have, growing out of or in any way directly or indirectly connected with Executive’s employment with Superior, the termination of Executive’s employment with Superior. 20% of the Consideration is allocated to the release of Executive’s claims (if any) under the Age Discrimination in Employment Act and the balance of the Consideration is allocated to the release of all of Executive’s other claims, if any. Executive agrees this Consideration is adequate for the release of all such claims.
     Executive releases all claims against Superior willingly, freely, without duress and after having had explained to him by counsel of his choice, if any, his rights under all of the above laws, and Executive acknowledges that if a court found in his favor, he could possibly receive an award or judgment for a larger sum than he has received. Executive further acknowledges, in the event of a material and willful breach of the confidentiality provision of this Agreement, and after notice from Superior of the breach, that Executive will be liable to repay Superior 50% of the gross Consideration (i.e., the amount before taxes were withheld). Such litigation and/or

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repayment shall not, however, negate or affect in any way this Agreement or the obligations or terms agreed to in this Agreement.
     Executive recognizes and agrees that this Agreement is being made purely on a compromise basis and that the Released Parties do not admit liability to Executive or to any other party whatsoever growing out of or connected with any claim Executive may have against the Released Parties. In executing this Agreement, Executive represents that Executive has not relied on and does not rely on any representation or statement made by the Released Parties or their representatives as a basis for or consideration for entering into this Agreement, other than the statements and Consideration set forth in this Agreement.
     Executive further recognizes and acknowledges that he has been afforded 21 days to consider this Agreement, that he has been advised to seek the advice and counsel of his own attorney; and that he has 7 days after signing this Agreement to revoke his release of only his claim, if any, under the Age Discrimination in Employment Act. Such written revocation must be received by [Insert name and address where revocation is to be sent] by the seventh (7th) day after execution of this Agreement. If such revocation is made, Executive will forfeit 20% of the gross Consideration, which is allocated to the release of his claim, if any, under the ADEA.
     Executive agrees that he will not materially disparage any Released Party by stating, suggesting, or implying in any way to any others, verbally or in writing, that any Released Party and/or any officer, director, or employee or any Released Party acted in any illegal, unlawful, unethical, or inappropriate manner. Executive agrees not to participate in or support any claim, charge or lawsuit against any Released Party (except as a witness or to participate in any agency investigation). However, it is expressly understood that neither this paragraph nor any other term of this Agreement is intended to or shall have the effect of precluding Executive from good faith compliance with federal or state laws or regulations requiring factual disclosures concerning Executive or the Company.
     Executive further represents and warrants that he has not assigned or attempted to assign any claims, demands, or causes of action of any kind against the Released Parties, and that he is the only person or entity entitled to receive the Consideration referenced in this Agreement. Executive agrees he will not pledge or otherwise encumber any payment or right to payment

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under this Agreement. Executive represents there are no attorneys or other persons who have a lien on or a right to be paid the Consideration. Executive agrees to hold harmless, indemnify and defend the Released Parties from any such claims or liens to the Consideration. Executive agrees to indemnify and hold harmless the Released Parties against any and all claims, including costs and attorneys’ fees arising from or in connection with any claim, action, or other proceeding made, brought, prosecuted, or caused or permitted to be commenced or prosecuted by Executive contrary to the provisions of this Agreement. Executive further agrees that any claim brought against the Release Parties concerning matters settled and released in this Agreement shall be deemed breached and a cause of action accrued thereon immediately on the commencement of any action contrary to this Agreement, and in any such action this Agreement may be pleaded both as a defense and a counterclaim or cross claim and Executive shall be liable to the Release Parties for any attorneys’ fees and costs incurred in successfully defending any such suit. Executive further agrees, except in circumstances involving a Change in Control under the Employment Agreement, never to seek employment or re-employment with Superior or any of Superior’s corporate parents, subsidiaries, or affiliates (whether or not incorporated), and the denial or termination of employment of Executive from any such entity based solely upon the provisions of this Agreement shall constitute a legitimate, non-discriminatory reason for the denial or termination of employment.
     Executive agrees to keep confidential both the fact of and the terms of this Agreement, and will not disclose, display, discuss, or make public in any way the terms of this Agreement with anyone, except (i) as may be required by law or regulation, or (2) to Executive’s spouse, attorney, accountant, financial advisor or tax preparer, and before disclosing same to said persons, Executive shall advise each that such information is confidential and that they are not to disclose same. Executive has participated in the drafting of this Agreement and the parties agree that no presumption with respect to the construction of any ambiguity shall be drawn against any party. Except to the extent preempted by federal law, this Agreement and its application or interpretation shall be governed exclusively by the laws of the State of Louisiana, without regard to its or any other state’s rules concerning conflicts of law. If any of the provisions of this Agreement are held invalid, the remainder of this Agreement shall not be affected thereby.

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     This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification, or alteration of the terms of this Agreement shall be binding unless the same are in writing, dated subsequent to the date hereof, and duly executed by Superior and Executive.
     Should any provision, part or term of this Agreement be held to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision. This Agreement shall be binding on and shall inure to the benefit of the parties, and their respective heirs, administrators, successors and assigns. Superior hereby notifies Executive that if he is concerned or has any questions, he has the right to and is encouraged to consult with an attorney of his choice, which would be at his cost, about this Agreement and about his rights before signing it.
     This Agreement is executed by Executive on the dates set forth below.

David D. Dunlap	Date

SUPERIOR ENERGY SERVICES, INC.

By:
Print Name:	Date
Title:

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